UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C., 20549

	                 Form 10SB  12g

              GENERAL FORM FOR REGISTRATION OF
             SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

CAPITAL CONNECTION, INC.
------------------------------------------------------------
(Name of Small Business Issuer in its charter)

DELAWARE             	52-2177271
-----------------------------     --------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)     no.)

 1301 Seminole Blvd, Suite 170, Largo, FL     33770
---------------------------------------------   ------------
(Address of Principal Office)                    (Zip)

Issuer's telephone number:  (800) 344-5428

Securities to be registered pursuant to 12(b)of the Act.

Title of each class           Name of each exchange on which
                                            registered
None

Securities to be registered pursuant to 12(g) of the Act.

Title of each class          Name of each exchange on which
                                            registered
Common Voting Stock		None


Item 101:
        DESCRIPTION OF BUSINESS

     A.  Business Development:
       -----------------------------

     Capital Connection, Inc. ("CCI" or the "Company") is a financial services company operating primarily in the United States. The Company through its network and indirect business partners, originates, sells and services loans to businesses. The Company generates small ticket leases (generally between $5,000 and $225,000) and to a lesser extent, middle market leases (generally between $225,000 and $1,000,000) for the acquisition of business equipment.

     The Company's customers consist of small to mid-size businesses.
These customers come to Capital Connection via the telephone, mail and Web site seeking financing from various financial institutions that have traditionally provided such services. These borrowers include businesses with credit ratings ranging from excellent to impaired or unsubstantiated.

     The Company provides a matching service by connecting borrowers with a variety of lending and financial services institutions. Capital
Connection offers for the first time the opportunity to create a compelling global marketplace for secured services between individuals and businesses. This activity has traditionally taken place as face-to-face transactions. These markets in the past have been limited to regionalized financing sources, and ultimately limit the business owners' financing opportunities. It is the Company's intent to broaden the financing marketplace so that the business owner will truly have an opportunity for an unlimited array of financial options.

	CCI was originally formed as a sole-proprietorship in May 1998 and incorporated under the laws of the State of Delaware in May 1999. The Company has not undergone any bankruptcies, or any other similar proceedings. CCI has not merged with any other entity, nor has it purchased or sold any material assets outside of its normal business practice.

     B.  BUSINESS OF THE ISSUER
        ------------------------------

                B.1 Industry Background

     Equipment financing has emerged, as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically to meet their equipment needs. By not only offering traditional services but also adding the capability to have on-line financing
available opens the door at a worldwide level.   International Data Corporation
("IDC") estimates that the number of Web users will grow from approximately
 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PC's") installed in homes and offices, the decreasing cost of PC's, easier, faster and less expensive access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity and acceptance of the Internet by both businesses and individual consumers. The Internet possesses a number of unique characteristics that differentiate the Internet from traditional media; users communicate or access information without geographic or temporal limitations; interact instantaneously with a single individual or with entire groups of individuals.
As a result of these characteristics, Web usage is expected to continue to grow rapidly.

     The growing adoption of the Internet represents an enormous opportunity for businesses to conduct commerce. While companies initially focused on facilitating and conducting transactions between businesses over the Internet, a number of companies more recently have focused on facilitating a wide variety of business-to-consumer transactions. Typically these companies use the Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence to complete purchases, such as books, CD's, videocassettes, automobiles, home loans, airline tickets, online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments required to build a number of local retail presences, manage a worldwide distribution infrastructure or develop the printing and mailing infrastructure associated with traditional direct marketing activities. While companies have generally focused on applying these benefits in business-to-business and business-to-consumer transactions, a significant market opportunity exists to apply these same advantages to facilitate business-to-business and business-to-consumer financing over the Internet.

            Products and Services

      CCI's secured on line Web site will provide a multitude of financial services. When visitors come to the Web site, they will be provided with a listing of categories that will better help pinpoint their needs. After choosing a category they will be brought to a Web page with listings of companies that provide the specific services required by the business owner. For example, when a client visits the Company's Web site seeking an equipment loan, they will click on "Equipment Financing" a category on the Web page. That action will take them to a new Web page dedicated to the various types of equipment loans, such as $1 buyout or fair-market value leases. The customer will then choose the appropriate subcategory, and be immediately taken to an application to be filled out and then processed by the Company for credit approval.

     Below is a listing of some categories that will be available to the Company's clients through their Web site:

     Equipment Lease Financing:
   ------------------------------
     According to Manifest Funding Services, the equipment leasing industry has grown to over $100 billion a year industry. CCI through its Global E-Commerce financial network will offer lease financing. The
Company will link leasing companies ("lenders") to businesses. These transactions will take place on a secure platform enabling safe, timely and cost effective transactions on-line.


    Business Loans
  --------------------------------
     The Company will focus marketing efforts on attracting small businesses that do not meet all of the credit criteria of commercial banks and other such lending institutions. In turn, the Company will provide a listing of non-conventional lenders who will give secured business loans. The security for these loans may include real property, personal guarantees, pledges of securities, assignments of contracts, inventories and life insurance policies.



     B. 2 Marketing and Distribution
          -------------------------------
     The core business of CCI is marketing other companies' financial services to clients who contact the Company on the phone or visit its on-line Web site or physical location. Establishing this worldwide market presence will be accomplished through the use of collaborating commerce and communications networks. The
Company defines this as a "Single Platform Solution" for business-to-business commerce. Customers will have the capability to intelligently manage and market their services both locally and internationally. The use of this network technology also allows customers of CCI to interact with their clients and other businesses in a rich multimedia environment.

    Global integrated markets will allow the Company to connect seamless networks to markets, market to mediums, and mediums to people at every level, anywhere and at anytime. This kind of marketing allows previously local products and services to be marketed nationally, even worldwide for a fraction of the cost associated with traditional advertising. This model of marketing incorporated into simple everyday methods will allow the Company to help customers market their financial services which in turn will help CCI develop a greater market presence.

     B.  2A Key Partners and Strategic Alliances
        --------------------------------------------

     A key component to the success of the Company's endeavor will be to establish relationships with companies that will offer CCI's financial services. This collaboration with leading brand name financial service providers will help the Company gain market presence and allow the company to continue to grow.

     The Company believes that developing a global commerce network with brand name providers will allow the Company to gain instant credibility as well as to leverage its market presence and financial service expertise. This type of marketing should benefit both the Company and its partners on a continuous basis.

     Print Advertising: CCI will use the expertise of its management to deploy an advertising campaign through printed text. The Company believes that traditional advertising is still effective and will help in its push to gain market presence. Because of management's background in the advertising industry, this marketing method will be transacted in house, which will result in reduced operating costs.

     Electronic Commerce Marketing: One of the Company's most innovative forms of marketing will be on-line. This type of advertising can be accomplished at little to no cost in some instances. The
Company plans to use E-mail and Usenet.

     E-mail is a system of the Internet whereby people send private messages to one another around the world or across the street. It is fast, efficient and best of all, free.

     Usenet ("News, Newsgroups, User Groups") is a sub-network that evolved out of the need for people to communicate with each other about topics of interest. There are certain restrictions to advertising on the Usenet that do not exist on the World Wide Web. Not withstanding, the Usenet if properly used can be a powerful marketing tool.

    Media Center (Television and Radio): Media relations planning and purchasing will be managed at this center. All media for CCI will be run exclusively from this center. The Company believes that a television and radio marketing campaign will greatly enhance the Company's market acceptance and help establish instant credibility amongst its peers.


     Sales Promotions and Direct Marketing: This segment will feature individuals trained in sales and direct mail techniques. Segmentation and database marketing will be centered in this department.

    Public Relations Center: Corporate and public relations will play a direct role in the Company's success. For that reason, this center will be responsible for handling all publicity for the Company and its management. This center will also serve as liaison between the Company and the brokerage community.

   Trade & Industry Publication: The Company will develop a marketing campaign in conjunction with chambers of commerce and other trade organizations. CCI will seek cooperation with these publications to advertise at no cost or a discounted rate on the Company's Web site in return for reduced rate advertising in their publications.

     B. 3    Status
           -----------------
     The Company has no other products or services, which have been publicly announced.

     The Company currently operates its Web site at www.capital4u.com. The Web site is active and provides services in the areas of Equipment Leasing financing, stock quotes, and investment publications.


     B. 4 Competition
          -------------------
     The market for financial services is rapidly evolving and intensely competitive. The Company currently or potentially competes with a number of other companies. The Company's direct competitors include various financial service companies i.e. Citi-Corp, GE Capital, American Express, along with a number of other bank's and financial institutions. The Company potentially faces competition from a number of large on-line communities and services that have expertise in developing on-line commerce and facilitating on-line person-to-person interaction. Certain of these potential competitors, including Amazon.com, America On Line, Inc., and Microsoft Corporation, currently offer a variety of business to consumer financial services and classified advertising services. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, results of operations and financial condition.

     Because electronic commerce is a relatively inexpensive form of advertising it has become a very chaotic industry, searching for standards to build on. The Company believes it can compete effectively by focusing on its concept of being a one stop financial solution on a secure platform.


     B. 5 Sources Service Providers
          -----------------------------
	The Company's provides financial services through an agreement with Capital Leasing, Corporation. Capital Leasing has financial brokerage agreements with: Manifest Funding Services, Lyon Financial, Marlin Leasing, Plymouth Leasing, Pacific Financial, Perfect Capital and US Bank. The Company's agreement with Capital Leasing is included as an exhibit to this registration statement and provides the Company access to each of Capital Leasing's funding sources.


    B. 6   Customer Base
         -------------------------------

     The Company is not reliant on a limited customer base.
Company products are attractive to a broad base of businesses.
The Internet provides a broad based availability to reach large numbers of potential clients.





    B. 7 Contracts
         ----------------------
      The Company has no patents. CCI has obtained a trademark of the name Capital Connection, Inc. The Company has no franchises, labor agreements or royalty agreements.
It leases its premises on a month-to-month basis.

   B. 8 Regulatory Requirements or Licensing.
        ---------------------------------------
     The Company has no need for governmental approval for any of its products and services since the Company is simply providing financial services.  Many of these provider companies do require various levels of regulation by federal, state and local agencies. It is ultimately the responsibility of the user who purchases services from these organizations to insure that they are in compliance with these regulations.

     Due to the increasing popularity and use of the Internet and other on-line services, it is possible that a number of laws and regulations may be adopted with respect to the Internet and other on-line services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.
Although sections of the Communications Decency Act of 1996 ("CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Certain members of Congress have recently discussed proposing legislation that would regulate the distribution of
"indecent" material on the Internet in a manner they believe would withstand constitutional challenges.
The nature of such similar legislation and the manner in which it is interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject the Company and/or its customers to potential liability.

   B. 9 Effect of Current or Future Regulation on the Company
        --------------------------------------------------------
     At the current time there are no governmental regulations that have an affect on the Company. The Company provides financing opportunities to match business owners with various financial service providers.

   B. 10 Researches and Development
        ---------------------------------

    The Company does not manufacture or develop any products. It is a service company and therefore has no research and development costs to pass on to its customers.

  B. 11 Cost of Compliance with Government Regulation
         --------------------------------------------------

    The Company has no such costs.

  B. 12 Total Number of Employees
        -------------------------------------------------

    The Company currently has 5 full time and 2 part time employees.


   C.  REPORTING REQUIREMENTS TO SHAREHOLDERS

     The Company is currently not required to provide an annual report to its shareholders. However, the Company may voluntarily provide shareholders with an annual report, which would include audited financials.

	CCI is not required to file any reports with the Commission at this time. However, the public may read and copy of this registration statement and any future filings that may become required upon the effectiveness of this registration statement at the SEC's Public
 Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.
The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The Company has filed this registration statement, and will file all future reports electronically, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The Company's web site address is www.capital4u.com.


Item 102:
         Description of Property

	The Company does not own any property other than business machines, computers and telephonic equipment. All of its equipment is in good working order. Its principal location, 1301
Seminole Blvd., Suite 170, Largo, Florida 33770 is rented.

     At the present time the Company has no investment policy with respect to any real estate transactions. Pursuant to the By-laws the
 Board of Directors has the sole discretion for any such investment without limitation. Any change in this regard would require the vote of the shareholders. While in the absence of a policy at the current time, potential conflicts of interest may arise, the company has no short-term plans for acquisition or lease of any real property and any such lease or acquisition requires the approval of the Board of Directors.



Item 103:
        Legal Proceedings

     There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

     None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses)
 nor are any such proceedings pending in any court of competent jurisdiction.

     No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

    No executive officer or director has been found by any court of competent jurisdiction to have had violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures
 Trading Commission.


Item 2 Markets for Common Equity and Related
                       Shareholder's Matters

     Item 201: There is no public market at this time for the Company's securities. There is no guarantee that a public market will develop for the shares of Common Stock of the Company.

   The Company has 50,000,000 shares of common voting stock authorized. There are no preferred shares authorized at this time.
Currently the issued and outstanding shares of common voting stock are 9,396,400. There are no options or warrants by which the Company is bound, requiring them to issue additional shares of common stock. Of the 9,396,400 shares issued and outstanding the total number of free trading shares is 9,123,800 and 272,600 are restricted pursuant to Rule 144.
The Company has 63 shareholders.

   The Company has not declared any dividends on its shares. The payment of dividends, if any, in the future, rests within the discretion of its Board of Directors. The Company has not declared cash dividends since its inception, and because it intends to reinvest any earning in the development of its business, it has no present intention of paying cash dividends on its Common Stock.

     Item 202.  Description of Securities

     The Company is authorized to issue 50,000,000 shares of Common
Stock, $.00001 par value per share. Of this, 9,396,400 shares are currently issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

     The holders of Common Stock (i) have equal ratable rights to dividends, funds, legally available thereof, when, and if declared by the
 Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) are entitled to one non-cumulative par share on all matters on which shareholders may vote at all meetings of the shareholders.

    All shares are non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.










Management's Discussion and Analysis
Plan of Operation

     A.  Plan of Operation

      The Company's strategy over the next twelve 12 months will be to design a global commerce network to offer flexible in-depth financial services allowing businesses and consumers to seamlessly interact with them to meet their financial needs.

     The Company is a developmental stage company. It has developed a comprehensive marketing plan to market its Internet Web site. The
 Company plans to aggressively seek out key partners and strategic companies.


   B.  Management's Discussion of Current Financial Condition

          The Company is a developmental stage Company and its financial condition is such that it has not been able to generate sufficient revenues from operations to avoid sustaining losses.

     The Company's operations resulted in a loss $430 less in fiscal year 2001 versus fiscal year 2000. Fiscal year 2001 also brought a significant increase in cash. This increase is the result of financing activities, which brought the Company $40,800 in cash through the sale of its common stock. This influx of cash represents an increase of $7,288 in cash and/or cash equivalents at the end of fiscal year 2001 versus end of fiscal year 2000, which had no cash and/or cash equivalents.

	In addition to the increase in cash and/or cash equivalents, a related party continues to be willing to provide paid-in capital if required so that the Company has sufficient working capital to continue its operations through fiscal year 2002. The Company's business is not seasonal, although in some respects the leasing of heavy equipment for the construction industry tends to be somewhat affected by seasonal trends.

     The Company Web site www.capital4u.com is developed and the Company does not anticipate the need for significant capital expenditures in the near or distant future. An advantage of Internet business relationships is its relatively low cost.

	The recent general downturn in the economy may significantly impact on the profitability of the Company in so much as businesses have reduced
 overall spending.   Specifically to the core business of the Company,
businesses' general reluctance to spend dollars on equipment during an economic downturn may have an adverse impact on the Company's revenues.
  Management is unaware of any other event that may have an adverse effect on its income. Management does not anticipate potentially adverse effects from activities outside of its continuing operations.










                      Directors, Executive Officers, Promoters and
                      Control Persons
                     ------------------------------------------------

 The Board of Directors and officers of the Company are:


         Board of Directors

        Name          Age         Position
      -----------  ---------      --------------

Edward Gibbs           58      President, CEO,
Amy Teiken             35      Vice President Business Development
Richard Lishewski      37      Vice President Marketing
David Pierfy           36      CFO
Greg Augustyniak       44      Secretary and Director



  All directors of the Company hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. At this time, directors do not receive director's fees for serving on the Board of Directors of the Company.


Edward Gibbs: Director and Chief Executive Officer
------------
     Born in Columbus, Ohio, Mr. Gibbs holds two Bachelor's degrees in Fine Arts and Graphic Design from Columbus College of
Art and Design and the University of Cincinnati, as well as a Master's
Degree from Syracuse University. He is experienced in retail business-to-business marketing, which includes having worked with Fortune 100 companies such as Libby Owens, Ltd., Chrysler,
 Manville, Owens Corning Fiberglass, and United States Gypsum.
His history also reaches into the consumer and retail arena with Hanes, K-Mart, Champion Spark Plugs, Proctor & Gamble, Sears,
Home Depot, Lotus, and Gingess Formal Wear. Mr. Gibbs has been an agency owner having built Ohio's eighth largest full service advertising and public relations firm with over 100 employees and $50 million in billings. Mr. Gibbs has received numerous awards, including "Clios" and recognition from art directors clubs from New York, Chicago, Detroit and Toledo.
In 1995, Mr. Gibbs was awarded a Business Marketing Pro-Com award for the best business Ad Campaign in America. In 1997, Promotions
Magazine selected his campaign for NASCAR racing and the Gilette
Company as one of the top ten best campaigns of the decade. He has been Chief Executive Officer of the Company since its inception.

Amy Teiken:  Vice President Business Development and Director
-----------
     Ms. Teiken, a graduate of the University of Colorado at Boulder with a Bachelor's of Science degree in Business Administration, has spent the last five (5) years working in the industrial equipment commercial finance and leasing area. As Branch Credit Manager for Associates
 Commercial Corporation, Ms. Teiken manages the Denver Industrial
Equipment Regional Office's Credit Department, where she oversees the new business finance and lease application process as well as the department's human resources activities. Previously, she served as a District Sales Manager for Associates Commercial Corporation where she was responsible for industrial equipment loans and leases in Colorado and Wyoming. In this position, she increased territory revenue volume by 15 percent in a single year and increased market share by seven percent. She has also served as Portfolio Manager and Business
 Analyst.

Richard Lishewski:  Vice President Marketing and Director
------------------
     Mr. Lishewski is a graduate of Ohio State University with a Bachelor's Degree in Marketing; he is also a Certified Personnel Consultant.
 He is Director of Recruiting for Price Waterhouse Coopers Management Consulting Services, where he is responsible for the development of
 e-business and enterprise resource planning. Mr. Lishewski directs all e-business competitive sourcing efforts and coordinates e-business recruiting. Previously, Mr. Lishewski was a Senior Executive Recruiter for AIM Executive Inc., a Denver based human resources firm that provides executive search and recruitment services, professional contract staffing and services under the EnterChange brand, corporate, outplacement, and career management consulting. He developed new sales territories and accounts, achieved sales objectives which shortened the recruiting cycle by 30 percent and established long-term corporate client relationships which yielded a 97 percent customer retention rate. His prior experiences include First Investors' Corporation, where he opened and managed 100 active accounts that generated nearly $200,000 in commissions.

David Pierfy:  Chief Financial Officer and Director
-------------
     Mr. Pierfy was graduated from Syracuse University in May 1992 with a B.S. in Accounting. He worked at Price Waterhouse LLP in New Jersey as an auditor from September 1992 until September 1995 participating in and conducting a variety of audits for clients that included Bristol Myers Squibb, Bethlehem Steel, Chase, and Datatflex. He received his CPA from the State of New Jersey in February 1995. In September 1995 he served as Chief Financial Officer of Airship International Ltd. This position grew in scope and responsibility as Chief Financial Officer for Trans Continental Records, Inc., which handles all administrative and financial matters for Airship International, Chippendales, and several other affiliated companies. In October 1998, Mr. Pierfy formed Independent Management Services, Inc. This company provides business management services to small companies, particularly, entertainment-related ventures.

Gregory R. Augustyniak:  Secretary and Director
-----------------------
     Mr. Augustyniak graduated from the University of Toledo in 1989 with a degree in Finance. He moved to Chicago in 1990, where he began his career as a stockbroker. In 1992, Mr. Augustyniak took a position with
Chatfield Dean & Co.  as an assistant Compliance Officer and then as a Branch
 Compliance Officer in 1993 for their Denver, Colorado, branch.
After serving as Branch Compliance Officer for the company's Irvine California branch, he took a position with Trans Continental Records in September 1995 as Director of Merchandising for a number of musical groups, including 'N Sync and the Back Street Boys.

Currently none of the executive officers of the company are full-time employees, and do not receive any compensation from the company. It is anticipated that some will have an opportunity to become full-time employees during the fiscal year ending 2002.

In addition to the Board of Directors, Sayid and Associates LLP serve as the Company's outside Counsel. Pursuant to its retainer agreement Sayid and Associates may acquire up to 4.9% of the common shares of the Company as payment for legal services rendered.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


(A) Security ownership of certain beneficial owners.

      1              2             3                    4
-------------  ------------------- ------------------   --
TITLE OF CLASS NAME AND ADDRESS    AMOUNT AND NATURE OF  %
               OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP
------------  --------------------- ------------------  --
                Shelley Newman	 9,000,000        94.4
Common Voting  1290 Gulf Blvd. #1802
               Clearwater, Florida 33767   Individual
------------   -------------------------- ------------- --



	None of the officers or directors own stock in the Company, nor are there any contracts, options or warrants currently in place to provide them with equity ownership.

Note:

     Shelley Newman has preemptive rights to maintain her respective percentage of ownership in the Company in the event of any future issuance of stock. The effect of such provision is that as the founding shareholder has the right to anti-dilution measures by virtue of contract.
 All stock certificates issued shall bear a legend notifying current and prospective shareholders of the existence of this provision.

     The Company does not have any contracts or agreements with any promoters for the sale of their common equities. There are no agreements that would create a change of control in the company.

     There are no family relationships among the directors and officers.



                      Executive Compensation
                     -----------------------------

     The executives of the company currently serve with no compensation.












                    Certain Relationships and Related Transactions
                   -----------------------------------------------

     During the year ended June 30, 2000 certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.

     During the years ended June 30, 2000 and 2001, two full time employees of the Company paid expenses in behalf of the Company amounting to $13,310 and
$15,429, respectively. The balance due to the employees as of June 30, 2001 for the expenses amounted to $28,739.

     The Company has not issued, either directly or indirectly, anything of value to any promoter, including money, shares, property, assets, contracts or options of any kind.

     The Company has not granted any material underwriting discounts or commissions upon the sale of securities to any party who was or is to be a principal underwriter or is controlling person or member of a firm that was to be a principal underwriter.

    There have been no transactions either to purchase or sell assets of the Company extraordinary to the normal business operations of the Company.


                              Part II


  Item 1.    Market Price and Dividends of the Registrant's
             Common Equity and Related Shareholder Matters
             -----------------------------------------------

  The Company's stock is not being traded on any public exchange and currently there is no public trading market for the shares.

  As stated earlier in the document, the Company is authorized to issue 50,000,000 shares of Common Stock, $.00001 par value per share. Of this, 9,396,400 shares are currently issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. Of the issued and outstanding shares 272,600 shares are subject to Rule 144.

  Item 2.       Legal Proceedings
               --------------------------
	There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

     None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any such proceedings pending in any court of competent jurisdiction.

     No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

     No executive officer or director has been found by any court of competent jurisdiction to have violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures Trading Commission.

Item 3.         CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
                ACCOUNTING AND FINANCIAL DISCLOSURES.
             ----------------------------------------------------------
     The Company has and continues to employ
James E. Scheifley & Associates PC as its independent auditors.
 Over the last two fiscal years this firm has provided these services. There have been no disagreements in with the accountants on accounting and financial disclosures.

            Audit Committee Report
          ---------------------------------------
     The Board of Directors in its entirety serves as the Audit Committee for the Company. The Board of Directors has reviewed the audit and discussed its contents with the auditor.

     Based upon its review and discussion with its auditor, the Board of Directors has recommended that the audit be made a part of its annual 10 K report.

Item 4.     Sales of Unregistered Securities
          ------------------------------------

     On June 30, 1999 the Company sold 296,400, 143,300 common voting shares for cash at a sales price of $ .50 per share, and 153,100 were issued for services rendered through a Private Placement relying upon an exemption provided by Rule 504 of Regulation D of the Securities and Exchange Act of 1933, as amended for limited offerings not exceeding $1,000,000.

     The Company did not rely on securities brokers or promoters in this private placement. Shares were sold through the Company's authorized officers, directors and employees.
















839:


     Shares for Services

Provider               Number of Shares         Services          Date


Sayid and Associates LLP     100,000        Private Placement 6/1/99
                                            Legal Services
------------------------  --------------- ------------------  ------
John De Lisa                    600           PR services    7/30/99
                                              7/99-12/99
------------------------  ---------------- ---------------    ------
Jim Bailey                   20,000          Lease Broker
                                             Contract          8/20/99
                                             Agreement
------------------------ ----------------- -----------------   -------
Peter Isaacs                   800          Web Design        8/30/99
------------------------ ---------------    ---------          -------
Steve Parr                   2,400          Software          9/28/99
                                            Networking
-------------------    ------------------  ---------------    -------
Jim Grady	                    3,000	       Lead Purchase	     10/31/99
--------------------   ------------------ ------------------  -------
Lisa Gibbs	                   1,200      	Artwork for mailer   10/31/99
------------------------ --------------- -------------------   -------
Armando Mizio	                 500        	Accounting Service   1/1/2000
------------------------ ---------------  -------------------   -------
John DeLisa	                 1,200	         PR Services 1/00-12/00 1/30/00
------------------------ --------------- -------------------       -------
Craig Kroeger	               4,800	         Printing for Campaign 1/30/00
----------------------- ---------------- -------------------      -------
Tom Bolger	                  3,000	         Consulting Services   1/30/00
------------------------ --------------- -------------------      -------
Michele Driscoll	            1,000	         Bookkeeping for 1999  1/30/00
------------------------ --------------- -------------------      -------
David Joseph	                1,700	         Telephone Installation3/30/00
-----------------------  --------------- -------------------      -------
Bob Kelley	                  5,000	         Welding and Install   5/30/00
------------------------ --------------- -------------------      -------
Jeff Marriott	                 500	         List Manipulation     6/30/00
------------------------ --------------- -------------------      -------
David Sala	                   1,000	        Consulting Service    7/30/00
------------------------  --------------  -------------------     -------
Tom Fredericks	               2,000	        Purchase of List     12/30/00
------------------------ ---------------- -------------------    -------
Armando Mizio	                   500	      Accounting for 2000    1/1/01
------------------------ ---------------- -------------------    -------
John DeLisa                    1,200	      PR for 1/01-12/01     1/30/01
------------------------ ---------------- -------------------     -------
Douglas Jeric	                 2,200	     Tax Consulting         7/30/01
------------------------ ---------------- -------------------     -------
Jennifer Zimmerman	             500	      Web Design	             1/15/01
------------------------  --------------- -------------------     -------
894:


Item 5.   Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from any claim, action, or suit brought against any such person as a result of his relationship with the Company, provided that such acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with acts or events on which such claim, action or suit is based. The finding of civil or criminal liability on part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are accordingly entitled to be indemnified. The foregoing statements are subject to detailed provisions of Section 145 of the General
Corporation Law of the State of  Delaware.











































  Part F/S


INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Capital Connections, Inc.

We have audited the balance sheet of Capital Connection, Inc.
as of June 30, 2001 and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position Capital Connection, Inc. as of June 30, 2001 and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

   /s/ James E. Scheifley & Associates, P.C.
----------------------------------------------
James E. Scheifley & Associates, P. C. Certified Public Accountants

Dillon, Colorado
October 3, 2001





















                            Capital Connection, Inc.
                            Balance Sheet
                            June 30, 2001


                   ASSETS                                       June 30, 2001
                  ---------                                     ---------------

Current Assets:
  Cash                                                         $           7,288
  Prepaid expenses                                               5,000

Fixed assets, at cost net of accumulated
depreciation of $14,363                                     22,252

Prepaid expenses - non-current                       4,583

Total assets                                            $      39,123
                                                    =================

             Liabilities and Stockholders' Equity

Current Liabilities
  Accounts payable trade                          $         1,208
  Advances from related parties                       63,739

  Total Current Liabilities                                   64,947
                                                               ============

Commitments and contingencies

Stockholders' equity
  Common Stock $.0001 par value
  50,000,000 shares authorized, 9,232,000
  issued and outstanding                                           923
  Additional paid in capital                                    65,987
  Unpaid stock subscriptions                                        -
  Retained Earnings                                       (    92,734)

 Total stockholder's equity                           (    25,824)

 Total Liabilities and Stockholder Equity     $   39,123
                                                        ================

              See accompanying notes to financial statements












                             Capital Connection, Inc.
                             Income Statements
                             June 30, 2001


                                                            Years Ended
                                                        June 30      June 30
                                                               2001         2000

Commission income                    $      11,243     $  17,260

Operating expenses:
   Depreciation                                           7,323          7,040
   Internet and website expenses           4,070         2,400
   Rent                                                      7,780         3,000
   Payroll Expense                                     21,402         9,440
   Telephone Expense                               6,417         3,806
   Administrative Expense                        9,948        37,701

    Total Expense                                     56,940        63,387.

Net Income before Income Taxes  (   45,697)    (  46,127)
Provision for income taxes                       -             -

Net Income                                     (       45,697)    (  46,127)
                                          ================== ================
Basic and diluted (loss) per
common share                       $    (            0.00)   $  (    0.01)
                                                 ============  ===============
Weighted average outstanding
                                                9,178,133              9,131,508



  See accompanying notes to financial statements.























                                Capital Connection, Inc.
                                Statements of Cash Flows
                                June 30, 2001


                                                               Year Ended
                                                             June 30   June 30
                                                            2001      2000
Net Income (Loss)                        $(    45,697)  $  (   46,127)
  Adjustments to reconcile net income
  to net cash provided by operations:
  Common stock issued for services                2,350            22,850
  Expenses paid by related party                      13,310            15,429
  Depreciation expense                               7,325              7,040
Change in Assets and Liabilities
  (Increase) in prepaid expenses       (     9,583)                     -
  Increase in accounts payable                      198             1,010

Total adjustments                                        13,598          46,329

Net cash provided by (used in)
operating activities                      (    32,099)            202

Cash provided by investing activities
Purchase of fixed assets                       (        1,413)       (    202)

Net cash provided by investing activities   (        1,413)       (    202)

Cash provided by financing activities
 Sale of Common Stock for cash                       40,800               -

 Net cash provided by financing activities        40,800               -

Increase (decrease in cash                                 7,288               -
Cash and cash equivalents,
beginning of period                                         -               -
Cash and cash equivalents,
end of period                                   $    7,288       $       -


See accompanying notes to financial statements

















                            Capital Connection, Inc.
                            Statements of Cash Flows
                            June 30, 2001


                                                                 Year Ended
                                                               June 30   June 30
                                                                 2001      2000

Supplemental cash flow information
  Cash paid for interest                          $           -    $     -
  Cash paid for income taxe                  $           -    $     -

Non cash investing and financing activities
  Contribution of fixed assets by
  a related party                               $           -    $   35,000



      See accompanying notes to financial statements.





































                            Capital Connection, Inc.
                            Statements of Changes in
                            Stockholder Equity
                            June 30, 2001


                                                                    Additional
Activity                  Common   Stock     Paid-In      Retained    Total
                                 Shares     Amount    Capital      Earnings

 -          $  (    910)       $   -

Shares issued for
services        45,700        5  22,845              -         22,850

Net loss for year
ended June 30, 2000 -               -         -        (46,127)    (46,127)

1263:Balance June 30,2000  9,145,700    915 22,845    (47,037)    (23,127)

Shares issued for
cash                   81,600          8      40,792                  40,800
Shares issued for
services               4,700          -                       2,350      2,350

Net income for year
ended June 30, 2001 -       -                 -    (45,697)    (45,697)
                                        -
  $ 65,987 $(92,734)   $(25,824)


See accompanying notes to financial statements.

























                            Capital Connection, Inc.
                            Notes to Financial Statements
                            June 30, 2001

Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Delaware on May 21, 1999.
The Company is engaged in the business of leasing of capital assets. The Company acts as a broker between the lessee and lessor. The
Company has chosen June 30th as the end of its fiscal year.


     Revenue recognition:
The Company records revenue when lease transactions between lessee and lessor are consummated. The Company's obligations related to the lease transactions in which it participates are limited to brokerage services only and the Company believes that it's commission income is fully earned at the closing of the lease transaction.


     Loss per share:
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the Company has no potentially dilutive securities outstanding.

      Cash:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

	Fixed Assets:
The Company's fixed assets consist of office furniture and equipment.
The Company depreciates its equipment utilizing the straight-line method over a period of five years.

     Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates

The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.




     Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No.
123 (FAS 123), Accounting for Stock-Based Compensation beginning at its inception. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company did not pay any stock based compensation during any period presented.

Effect of Accounting Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions that would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement and therefore the reported net loss is equivalent to comprehensive net loss.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective in 1998, the Company adopted SOP 98-1 at its inception, however the Company has not incurred costs to date, which would require evaluation in accordance with the SOP.

Effective December 31, 1998, the Company adopted SFAS No. 131,
Disclosures about Segments of an Enterprise and Related Information
("SFAS 131") at its inception. SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business activity.


Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132") at its inception. SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for
 Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position.

The Company has not initiated benefit plans to date that would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities
 ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 - Reporting on the Costs of Start-Up
 Activities. The statement is effective for fiscal years beginning after December 15, 1998 and requires that the cost of start-up activities, including organization costs be expensed as incurred. The Company adopted the statement during 1999, however such adoption had no impact upon the financial statements.

Note 2.  Stockholders' Equity.

At inception, the Company issued 9,000,000 shares of its common stock to its founders for services valued at $.0001 per share. During the year ended June 30, 2001, the Company sold an aggregate of 81,600 shares of its common stock for cash at $.50 per share and issued 4,700 shares of common stock to consultants at a fair value of $.50 per share. The fair value was based upon the price paid per share by the Company's cash investors.

During the year ended June 30, 2000, the Company issued 45,700 shares of its common stock to consultants at a fair value of $.50 per share. The fair value was based upon the planned offering price of share to be sold to cash investors.

Note 3. Related Party Transactions.

During the year ended June 30, 2000, certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.

During the years ended June 30, 2001 and 2000, an officer of the Company paid expenses in behalf of the Company amounting to $13,310 and $15,429, respectively. The balance due to the officer at June 30, 2001 for the expenses amounted to $28,739.

Note 4. Income Taxes

Deferred income taxes may arise from temporary differences
 resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during the period presented.

The Company has not provided for income taxes during the years ended June 30, 2001 and 2000 as a result of operating losses. At June 30, 2001, the Company had an operating loss carryforward of approximately $93,000 that may be utilized in future years. The loss carryforward, if unused, will expire $1,000 in 2019, $46,000 in 2020 and 46,000 in 2021.

The Company has fully reserved the deferred tax asset that would arise from the loss carryforward since the Company believes that it is more likely than not that future income from operations will not be available to utilize the deferred tax asset. The deferred tax asset and the related reserve are as follows:

Deferred tax asset
 Tax benefit of net operating loss        $ 32,000
 Less valuation allowance                      (32,000)
                                                                        -------
Net deferred tax asset                           $         -

During the year ended June 30, 2001 the valuation allowance for deferred tax assets increased by approximately $16,000.






































                              Interim Unaudited Financials

Capital Connection, Inc.
Balance Sheet
September 30, 2001
    (unaudited)

                Assets
             ---------------

Current Assets:

     Cash                                             $       2,246
     Prepaid Expenses                             20,000
                                                               -----------------
         Total Current Assets                     22,426

Fixed Assets, at cost net of accumulated
depreciation of $16,193                           20,422

Deposits                                                      4,583
                                                        -------------------
Total Assets                                      $      47,431
                                                   ===================

Liabilities and Stockholders' Equity
---------------------------------------

Current Liabilities:
   Advances from related parties           $      63,739

     Total Current liabilities                              47,431

Common stock, $.0001 par value,
50,000,000 shares authorized, 9,344,000
shares issued and outstanding                       934
Additional paid in capital                             121,976
Unpaid stock subscriptions                                   -
Retained Earnings                                  (   139,218)

                                                                   (    16,308)

                                                                   $     47,431
                                                              =================


See accompanying notes to financial statements.










Capital Connection, Inc.
Income Statements
Three Months Ended September 30, 2001 and 2000
   (unaudited)

                                          Three Months Ended
                                                                   September 30,
                                                        2001           2000

Commission Income       $         10,500   $    9,623

Operating Expenses:
  Depreciation                                   1,830        1,760
  Internet and website expenses   4,070        3,800
  Rent                                                   7,780        1,855
  Payroll expense                             21,402       13,727
  Telephone Expense                       6,417        1,590
  Administrative Expenses            15,485        4,325

                                                            56,984       27,057

Net income before income taxes(      46,484)    ( 17,434)
 Provision for income taxes                     -            -

Net Income                                    (       46,484)    (  17,434)


Per Share Information    $       (          0.00)   $(          0.00)


Weighted average shares outstanding          9,327,667           9,157,033


See notes to accompanying financial statements
















Capital Connection Inc
Statements of Cash Flows
Three Months Ended September 30, 2001 and 2000
(unaudited)


                                                              Three Months Ended
                                               September 30,    September 30,
                                                   2001             2000


Net Income (loss)              $   (    46,484)       $ (   17,434)
  Adjustments to reconcile net income to net
  cash provided by operating activities:
  Common Stock issued for services                        -              750
  Depreciation Expense                                1,830            1,760
Change in assets and liabilities
  (Increase) in prepaid expenses                  (   15,000)               -
  Increase (decrease) in accounts                (    1,208)             352

  Total Adjustments                              (   14,378)           2,862

Net cash provided by (used in)
operating activities                             (   60,862)       (   14,572)

Cash provided by financing activities
  Advances from a related party                           -             4,400
  Sale of common stock for cash                      56,000            11,500

  Net cash provided by financing activities      56,000            15,900

Increase (decrease) in cash                        (   4,862)            1,328
  Cash and cash equivalents
  beginning of period                                   7,288                 -

Cash and cash equivalents
end of period                          $         2,246      $       1,328






See accompanying notes to financial statements



















Capital Connection, Inc.
Notes to Unaudited Financial Statements
September 30, 2001

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in
Regulation SB of the Securities and Exchange Commission.  Accordingly,
 they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended June 30, 2001, included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During the three months ended September 30, 2001, the Company sold an aggregate of 112,000 shares of its common stock for cash at $.50 per share.

Subsequent to September 30, 2001, the Company sold an additional
 54,700 shares of its common stock for cash at $.50 per share.





























                                    PART III
                                   Index of Exhibits



EX-3(i)  Articles of Incorporation Capital Connections
EX-3(ii) By-Laws
Ex-10    Material Contracts - Sub-Brokerage Agreement with Capital Leasing

EX-99     Private Placement Memorandum
EX-99	    Subscription Agreements













































                                       Signatures


Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:                               /s/
                                   ----------------------------------
                                    Edward Gibbs, President